Exhibit 99.1

New Mountain Finance Corporation Announces It Will Seek Shareholder Approval for Reduced Asset Coverage

NEW YORK--(BUSINESS WIRE)--April 18, 2018--New Mountain Finance Corporation (NYSE: NMFC) (the "Company", “NMFC”, "we", "us" or "our") today announced that its board of directors (the “Board”) has recommended that shareholders approve a proposal to reduce the Company’s required minimum asset coverage ratio applicable to business development companies under the Investment Company Act of 1940, as amended (the “1940 Act”), from 200% to 150%. The Company expects to hold a Special Meeting in June 2018 for its shareholders to vote on this proposal.

In addition, the Board, including a “required majority” (as such term is defined in Section 57(o) of the 1940 Act) of the Board, approved the application of the modified asset coverage requirements to be effective one year after such Board approval and as a result, the Company’s asset coverage requirements for senior securities will be changed from 200% to 150%, effective April 12, 2019. However, if the stockholder proposal is passed at the Special Meeting, the Company would be subject to the modified asset coverage requirements the day after the Special Meeting.

“We believe the modified asset coverage requirement will give us another powerful tool to enable us to earn our dividend in the safest possible manner,” said Robert Hamwee, Chief Executive Officer of NMFC. “We will continue to stay focused on defensive growth companies, but with the passing of this proposal, we would expand our ability to invest in a wider range of positions in the capital structure of those companies.”

John Kline, President and Chief Operating Officer of NMFC added, “If this proposal passes, we expect our investment mix to shift somewhat towards more senior assets. Coupled with the current fee waiver mechanics that we have had in place regarding management fees paid on these senior assets, we expect that the overall management fee percentage would be lower, on average.”

ABOUT NEW MOUNTAIN FINANCE CORPORATION

New Mountain Finance Corporation is a closed-end, non-diversified and externally managed investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. The Company’s investment objective is to generate current income and capital appreciation through the sourcing and origination of debt securities at all levels of the capital structure, including first and second lien debt, notes, bonds and mezzanine securities. The Company’s first lien debt may include traditional first lien senior secured loans or unitranche loans. Unitranche loans combine characteristics of traditional first lien senior secured loans as well as second lien and subordinated loans. Unitranche loans will expose the Company to the risks associated with second lien and subordinated loans to the extent it invests in the “last out” tranche. In some cases, the investments may also include small equity interests. The Company’s investment activities are managed by its Investment Adviser, New Mountain Finance Advisers BDC, L.L.C., which is an investment adviser registered under the Investment Advisers Act of 1940, as amended. More information about New Mountain Finance Corporation can be found on the Company’s website at http://www.newmountainfinance.com.

FORWARD-LOOKING STATEMENTS

Statements included herein may contain “forward-looking statements”, which relate to our future operations, future performance or our financial condition. Forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and outcomes may differ materially from those anticipated in the forward-looking statements as a result of a variety of factors, including those described from time to time in our filings with the Securities and Exchange Commission or factors that are beyond our control. New Mountain Finance Corporation undertakes no obligation to publicly update or revise any forward-looking statements made herein, unless required to do so by law. All forward-looking statements speak only as of the time of this press release.

CONTACT:
New Mountain Finance Corporation
Investor Relations
Shiraz Y. Kajee, Authorized Representative
NMFCIR@newmountaincapital.com
(212) 220-3505